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                                                               EXHIBIT 10.16




                             AGREEMENT N 356A/291299
                         on the rent of office premises



Moscow                                                       December 29, 1999

MACHMIR Co, Ltd., the legal company under the legislation of Russian Federation, presented by the general director Kudimov N.N., operating on the basis of the Charter, hereinafter referred to as "Lessor", on the one hand, and ZAO "TriD Store Vostok", the legal company under the legislation of Russian Federation, presented by the general director Diskin I.E., operating on the basis of the Charter, hereinafter referred to as "Renter", on the other hand, further mentioned together as "Parties", wishing to cooperate on a stable and mutually advantageous basis, have concluded the present Agreement as follows:

                       Article 1. SUBJECT OF THE AGREEMENT

         1.1 The Lessor is obliged to grant the Renter in temporary use for the defined payment (without the right of sublease and redemption) 200 square meters of office premises (further - "premises") on the second floor of the building, located at: 119146, Moscow, 2nd Frunzenskaya ul., 8, building 1, owned by the lessor, for allocation of the office.

         Plan of the premises is shown in the Attachment to the present agreement, which makes its essential part.

         1.2 The rent period is January 1, 2000 until December 30, 2000 or shorter, in case of application of the positions, foreseen in article 6 of the present Agreement.

         1.3 The present Agreement is valid since its signing by representatives of both Parties.

         1.4. The Renter shall make all the necessary activities and cover all the expenses connected to the present Agreement state registration.

            Article 2. THE RIGHTS AND RESPONSIBILITIES OF THE PARTIES

         2.1 The Lessor commits oneself:

         2.1.1 To grant the premises to the Renter's disposal since January 1, 2000 under the acceptance report, stating technical conditions of premises and engineering equipment at the moment of leasing;

         2.1.2 To render the Renter necessary assistance in registration of the present agreement in state bodies according to the requirements of the Russian legislation;

         2.1.3 To provide for the Renter and persons, indicated by him in written notice, unconstrained access to the premises and places of common use during working days from 8 AM till 9 PM; in remaining time, in case of business necessity, with preliminary Lessor's notification and his written permission;

         2.1.4 To provide for the validity period of the present agreement the electricity supply for lighting, office equipment and home appliances (installation of other apparatus consuming electric power requires the Lessor's
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consent; the payment for current consumption by such apparatus is made follow-up, basing on actual power of instruments); feed of hot and cold water, heating upon the existing norms in Moscow, and also operation of the water drain, sweeping of places of common use and adjacent territory, round-the-clock protection of the building and adjacent territory;

         2.1.5 In case of accidents not through the Renter's quilt, to assist in elimination of their consequences;

         2.1.6 To grant for the validity period of the present agreement for use of the Renter 4 city telephone lines, providing if needed telephone feed to the premises. The Miussky Telephone site at the expense of the Renter can re-assign the local telephone lines to the Renter with the consent of the Lessor;

         After termination or advance cancellation of this agreement, the agreement on use of the local telephone lines is restored and the telephone numbers are reverted to the former user - the lessor. The Renter pays the telephone bills during validity of this lease arrangement directly to the Service Company.

         In case the Renter detains from payments for more than one month, the Lessor switches off the phones in his use on the bases of notification of indebtedness until complete coverage of all debts before the phone site.

         2.2 The lessor eliminates accidents and their consequences at his own expense, if they took place through his guilt. In case of any crash, the Parties compose a two-sided report, indicating the reasons and order of liquidation of consequences.

         2.3 The Renter accepts the following obligations:

         2.3.1 To use premises extremely with the purposes indicated in item 1.1 of the present Agreement; not to transfer his rights and responsibilities upon the agreement to third parties.

         2.3.2 To pay the rent in due terms;

         2.3.3 To use premises according to sanitary & fire-prevention rules and regulations of using the sanitary and engineering equipment; to respect rules and norms of public behavior;

         The personal responsibility for fire prevention in the leased premises according to the current legislation (item 1.1.7 of the Fire prevention rules in the Russian Federation) is assigned to the chief of Company.

         2.3.4 To remove and to bear commodities and materials from the premises upon his invoices presenting them to the guards;

         2.3.5 To carry out the necessary current repair of premises in time and at his own expense. Expenditures of the Renter on the current repair are not the basis for lowering the rent;

         2.3.6 After cancellation of the present Agreement, the conditions of returned premises shall be not worse, than as fixed in the report mentioned in item 2.1.1 of the present Agreement with allowance of a natural wear.

         If the conditions of returned premises upon termination of the agreement is worse than the provided, the Renter reimburses to the Lessor the caused damage according to the legislation of Russian Federation.
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         2.3.7 To seal up the leased premises daily and to hand over on the guards' console with notification in the register.

         In case of absence of seals at the door of the premises, defective locks and absence of a signature in the guards' register, the Lessor is not responsible for loss and plunder of commodities and materials from the leased premises.

         At revealing of plunder of commodities and materials from leased premises when under protection and in case of habitual negligence of the protection servicing by the Lessor, the Renter can claim reimbursement of suffered damage, as fixed by competent authorities.

                  Article 3. PAYMENTS AND ACCOUNTS BY AGREEMENT

         3.1 For the premises in his temporary use the Renter shall pay the Lessor the equivalent of 50.384 US dollars and 20% VAT equal to 10.166 US dollars, basing on the rate of 254,17 US dollars per 1 square meter annually plus VAT of 50,83 US dollars per 1 sq. m.

         3.2 Rent and other payments upon this agreement are made in rubles at the rate of the RF Central Bank on the transfer date.

         3.3 The Renter transfers to the Lessor's account the total annual rate, as mentioned in item 3.1 of this article, quarterly in equal lots together with VAT as advance payment prior to the 20th date of the last month of the previous quarter.

         3.4 The date of payment is the date of receipt of the appropriate sums on the recipient's account.

                  Article 4. THE RESPONSIBILITY OF THE PARTIES

         4.1 For default, delayed incomplete fulfillment of the obligations indicated in article 3 of the present agreement, the Renter pays to the Lessor 0,5% of the delayed sum per each day of delay. In case of delay in rent payments over one month, the Lessor has the right to terminate the agreement by written notification of the Renter. On receipt of such notification, the Renter shall release the rented premises in 30 days.

         4.2 In case of violation or inadequate fulfillment of his obligations and/or warranties by any Party under the present Agreement, he is obliged to reimburse to the other Party the losses, caused by such violation or inadequate fulfillment.

         4.3 The payment of sanctions, fixed hereby, does not release the Parties from execution of their obligations or from elimination of violations.

         4.4 The Renter and Lessor shall not bear responsibility for violation or inadequate fulfillment of their duties in case of force major circumstances, as stipulated in items 5.1-5.5 of the present Agreement.

                             Article 5. FORCE MAJOR

         5.1. The Party is released from responsibility for partial or complete violation of its obligations under the present Agreement, if this violation or inadequate fulfillment was caused by force major circumstances arisen after
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conclusion of the present Agreement as a result of extreme events, which the
Party could not neither foresee, nor prevent by reasonable measures. Such extreme events include: the fire, flood and other natural phenomena, military operations, mass rioting, acts of government and management bodies of the Russian Federation, activities of municipal services servicing the building.

         5.2 At arise of circumstances, indicated in item 1 of the present article, the Party shall immediately notify the other Party in written form. The notice should contain description of circumstances, rating of their influence on fulfillment by the Party of its obligations under the present Agreement and time of performance of the obligations.

         5.3 The Party shall immediately inform the other Party in written form on termination of circumstances, indicated in item 1 of the present article. The notice shall indicate the period of execution of the obligation under the present Agreement.

         5.4 In cases, foreseen in item 1 of the present article, the period of execution by the Parties of their obligations under the present agreement is removed in proportion to time, during which such circumstances operate.

         5.5 In case the indicated circumstances and their consequences continue to operate over a month or at approach of such circumstances it becomes clear, that they and their consequences will operate over this period, the Parties can terminate the present Agreement by mutual agreement. Then, neither Party shall claim reimbursement of any losses suffered in connection with the present Agreement.

                         Article 6. ADVANCE TERMINATION
                        AND CANCELLATION OF THE AGREEMENT

         6.1 Changing terms of the present agreement requires written agreement between the Parties, and this agreement can be terminated after its expiry or in advance.

         Advance termination by any Party is possible by written notification of the other Party not less than 30 days before reputed date of termination.

         6.2 The agreement can also be terminated by the Lessor, if the Renter infringes the contractual obligations stated in item 2.3.3, uses leased premises not as required, does not hinder with systematic gross violation by the employees company of the order and, despite of written warning terminating continues to infringe the obligations within 30 days from the date of the notice in writing.

         6.3 At advance cancellation of the agreement, the Parties settle all the accounts upon this agreement, outstanding at the date of cancellation.

                        Article 7. RESOLUTION OF DISPUTES

         7.1 All disputes and dissents arising from the present Agreement or in connection with it shall be whenever possible settled by negotiations between the Parties.

         7.2 In case the Parties can not reach an agreement, the dispute between them is subject to consideration in Arbitration Court of Moscow.
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                           Article 8. PARTICULAR TERMS

         8.1 All inseparable (without detriment) improvements in the premises, made by the Renter in a location, become the property of the Lessor without reimbursing cost of these improvements to the Renter after cancellation or advance termination of the Agreement.

         8.2 The Lessor hereby guarantees that he is the proprietor of premises and possesses all necessary and sufficient rights on granting the premises to rent.

         8.3 The Lessor will have access to leased premises for inspection, repair under advance notification of the Renter, except for extreme cases, like a fire or flood, at which no warning is required. The Renter shall be immediately informed about such access in extreme situations.

         8.4 During validity of this agreement, the Renter will have the right to make re-equipment and re-planning of leased premises only under the written approval of the Lessor.

         8.5 The Parties are obliged to provide confidentiality of financial and commercial information tangent of conditions of the present agreement.

         8.6 All changes and additions to the present agreement should be made in writing and signed by the plenipotentiaries.

                      Article 9. PROPERTIES OF THE PARTIES

      9.1 Lessor: the closed joint-stock company "MACHMIR"
      INN 7704010953       119146, Moscow, 2nd Frunzenskaya ul., 8
      Bank account 40702810500000000045 in ZAO AKB <<Shinprombank>> BIK 044583374 corr.acc. 30101810500000000374

       9.2 Renter: ZAO "TriD Store Vostok"
       INN 7704195574 119146 Moscow, 2nd Frunzenskaya ul., 8, building 1
       Bank: account 40702810500008996740 in "Bank Austria (Moscow) OOO
       BIK 044525746 corr. acc. 30101810400000000746
         The present agreement is signed in two copies in Russian, all copies having identical legal force, one for each Party.

         The Lessor                                The Renter
         General director                          General director


         /s/ N.N. Kudimov                          /s/ I.E. Diskin